EXHIBIT 8.1

SIGNIFICANT SUBSIDIARIES (AS OF DECEMBER 31, 2003)*

Significant Subsidiary	Jurisdiction of Incorporation	Business Name
Television Azteca, S.A. de C.V.	Mexico	Television Azteca

Grupo TV Azteca, S.A. de C.V.	Mexico	Grupo TV Azteca

Azteca Digital, S.A. de C.V.	Mexico	Azteca Digital

Red Azteca Internacional, S.A. de C.V.	Mexico	Red Azteca

TV Azteca Comercializadora, S.A. de C.V.	Mexico	TV Azteca Comercializadora

Azteca International Corporation	Delaware	Azteca America

*	Effective December 19, 2003, TV Azteca split-off its investment in Unefon, S.A. de C.V. (“Unefon”) in the form of a distribution of all of the shares of Unefon that TV Azteca owns pro rata to TV Azteca’s shareholders at no monetary cost.